SEOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the "Agreemert1') is made and entered into effective September 1, 2021, with an effective date as of September 1, 2021 (the"Effective Date") between AMMO, Inc., a Delaware corporation (the "Company"), and Robert D. Wiley ("Employee"). Company and Employee are sometimes referred to individually as "Party" and collectively as "Parties".

RECITALS

A.
The Company is in the business of the manufacture and sale of ammunition and ammunition components. The Company is a public company and its securities are quoted in the over-the-counter market;

B.
The Employee entered into employment agreement with the Company to continue employment as its Chief Financial Officer via that certain Employment Agreement dated January 29, 2021 ("Employment Agreement") and the First Amendment to the Employment Agreement; and

C.
The Company has agreed to increase Employee's annual salary as set forth in the Employment Agreement as of January 29, 2021 and the First Amendment to the Employment Agreement and the Parties therefore desire to modify and amend the Employment Agreement solely as set forth below to implement this compensation increase pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of their mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Employment Agreement as follows:

ARTICLE II.

COMPENSATION

1.
Section 2.1 of the Employment Agreement is modified solely as it concerns compensation to be paid to Employee commencing September 1, 2021. In this regard, the Company shall pay Employee Two Hundred and Forty Thousand & 00/100 Dollars ($240,000.00) per year, remitted in the same manner and at such time as other key employees of Company receive their compensation
a.
Except as specifically addressed above in Section 1 herein, the remaining terms and conditions set forth in Section 2.1 of the Employment Agreement shall remain in full force and effect.

2.
All other terms and conditions set forth in the Employment Agreement (including all Exhibits thereto) shall remain in full force and effect. In the event of any conflict between the terms of this Amendment and the Employment Agreement, the Employment Agreement shall govern and control.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the day and year first above written.